Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212239 on Form S-8 of Issuer Direct Corporation of our report dated July 21, 2017 related to the financial statements of Interwest Transfer Company, Inc. for the years ended December 31, 2016 and 2015 appearing in this Current Report on Form 8-K/A of Issuer Direct Corporation.

/s/ BURNHAM & SCHUMM, P.C.
Salt Lake City, Utah
December 13, 2017